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                                                                    EXHIBIT 99.1


MCLANE COMPANY ACQUIRES CONVENIENCE STORE DISTRIBUTING COMPANY FROM MARSH SUPERMARKETS

TEMPLE, Texas, Oct. 5 /PRNewswire/ -- McLane Company, Inc., a Temple, Texas-based grocery and food distributor, and Marsh Supermarkets, Inc. (Nasdaq:
MARSA, MARSB), a leading regional grocery chain, announced today the completion of McLane Company's acquisition of the assets of Convenience Store Distributing Company (CSDC), including the company's Richmond, Indiana distribution center. CSDC, a wholly-owned subsidiary of Marsh Supermarkets, is a wholesale grocery distribution company. Terms of the sale were not disclosed.

"The strategic location of CSDC's warehouse facility will allow McLane Company to better serve its existing customer base," according to W. Grady Rosier, chief executive officer of McLane Company. The company will provide distribution services to Marsh's Village Pantry Division and continue providing service to CSDC's current customers. CSDC currently services 960 stores in a seven-state area. The CSDC business, with sales of approximately $400 million, will now operate as McLane Indiana. Mike Grace, who was the operations leader of CSDC, will serve as vice president of distribution for McLane Indiana and will oversee the day-to-day operations of the business. Essentially all of CSDC's employees are expected to join McLane Company.

"McLane Company has long competed with CSDC and has always greatly respected the quality of their commitment to the customer, the quality of their customer base, the leadership of Ted Varner (president of CSDC) and his management team, and the execution of the employees throughout the organization," said Terry McElroy, president of McLane Grocery Distribution. "During the process of due diligence, we have affirmed those beliefs and also gained tremendous respect for the Marsh Supermarkets and Village Pantry organizations. We recognize and readily accept the responsibility we inherit for continuing the reputation of CSDC and the obligations to the customers and employees of that company."

"I'm pleased that so little time has been required to work out all the fine points of our agreement," said Don E. Marsh, chairman, president and chief executive officer of Marsh Supermarkets, Inc. "It says much about the spirit of cooperation between our two companies and we look forward to a mutually rewarding relationship with McLane Company."

About McLane Company, Inc.

McLane Company, Inc., headquartered in Temple, Texas, provides distribution services to multiple industries throughout the United States. A wholly-owned subsidiary of Wal-Mart Stores, Inc. (NYSE: WMT - news), McLane Company delivers food and non-food products to more than 50,000 customer locations around the world - including the convenience store, mass merchandise, quick service restaurant, and movie theater industries. With this latest acquisition, the company now operates 18 grocery divisions, 17 foodservice distribution centers, an industry-specific software company, and a contract motor carrier. McLane Company employs more than 15,000 people in the United States. In the international market, McLane operates distribution centers in Brazil and Taiwan, which provide third party logistics services to large multi-national companies; as well as providing traffic management and control functions for these clients. For more information about McLane Company, visit http://www.mclaneco.com.

About Marsh Supermarkets, Inc.

Marsh Supermarkets, one of the largest regional grocery chains in the United States, operates 68 Marsh(R) Supermarkets, 32 LoBill Foods(R) Stores, 2 Savin*$(R), 8 O'Malia Food Markets and 193 Village Pantry(R) convenience stores in central Indiana and western Ohio. The Company also operates Crystal Food Services(TM), which provides upscale catering, cafeteria management, office coffee, vending, and concessions, Primo Banquet Catering and Conference Centers, and McNamara Florists and Enflora - Flowers for Business(R).

Marsh Supermarkets is a publicly held company which employs through its various divisions, 16,000 people, principally in a two-state area. Marsh common stock is traded on the NASDAQ National Market System (MARSA and MARSB).